Exhibit 99.1

Seattle Genetics Reports Third Quarter 2019 Financial Results

-Record ADCETRIS® (Brentuximab Vedotin) Net Sales in U.S. and Canada of $167.6 Million in the Third Quarter, an Increase of 32 Percent Over the Third Quarter of 2018-
-Enfortumab Vedotin Biologics License Application in Locally Advanced or Metastatic Urothelial Cancer Granted Priority Review by FDA; PDUFA Target Action Date March 15, 2020-
-Tucatinib HER2CLIMB Pivotal Trial Met Primary and Both Key Secondary Endpoints; New Drug Application to FDA Planned for the First Quarter of 2020-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — October 29, 2019 — Seattle Genetics, Inc. (Nasdaq:SGEN) today reported financial results for the third quarter and nine months ended September 30, 2019. The Company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development activities and progress with its late-stage oncology portfolio.
“We are executing on our vision of becoming a multi-product global oncology company, recently achieving several important milestones across our late-stage pipeline,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “The FDA granted Priority Review to the enfortumab vedotin Biologics License Application for patients with locally advanced or metastatic urothelial cancer, and we recently announced positive topline results from the pivotal HER2CLIMB trial of tucatinib in metastatic HER2-positive breast cancer. This progress is in addition to continued sales growth of ADCETRIS, driven by further adoption in frontline CD30-expressing peripheral T-cell lymphomas as well as frontline advanced Hodgkin lymphoma. We anticipate global sales of ADCETRIS to exceed $1.0 billion in 2019.”

Program Highlights
ADCETRIS

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Expanding Clinical Development Program: Initiated a trial evaluating frontline treatment with ADCETRIS in Hodgkin lymphoma and peripheral T-cell lymphoma patients who are unfit for combination chemotherapy and a trial evaluating retreatment with ADCETRIS in Hodgkin and T-cell lymphoma patients who progress after a prior response, including in the frontline setting. In addition, initiated a phase 2 trial evaluating ADCETRIS in combination with Opdivo® (nivolumab), doxorubicin and dacarbazine in frontline advanced Hodgkin lymphoma. The regimen excludes vinblastine, which is a common component in regimens to treat Hodgkin lymphoma but is associated with neurotoxicity.

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Multiple Abstracts Expected at ASH: ADCETRIS will be featured in multiple abstracts at the 61st Annual Meeting of the American Society of Hematology, taking place December 7-10, 2019 in Orlando, Fla. Data will include a four-year update from the ECHELON-1 trial in frontline stage III and IV Hodgkin lymphoma.

Enfortumab Vedotin

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Enfortumab Vedotin Biologics License Application (BLA) Granted Priority Review by the FDA: In September 2019, the FDA accepted the BLA for enfortumab vedotin and granted the application Priority Review for the treatment of patients with locally advanced or metastatic urothelial cancer who have received a PD-1/L1 inhibitor and who have received a platinum-containing chemotherapy in the neoadjuvant/adjuvant, locally advanced or metastatic setting. Under the Prescription Drug User Fee Act (PDUFA), the FDA has set a target action date of March 15, 2020. The FDA granted enfortumab vedotin Breakthrough Therapy designation in March 2018 for patients with locally advanced or metastatic urothelial cancer whose disease has progressed during or following checkpoint inhibitor therapy.

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Reported Initial Data from EV-103 Trial at the European Society for Medical Oncology (ESMO) 2019 Congress: Seattle Genetics and Astellas announced initial results from a phase 1 clinical trial, EV-103, evaluating enfortumab vedotin in combination with Keytruda® (pembrolizumab) in 45 patients with previously untreated locally advanced or metastatic urothelial cancer who were ineligible for treatment with cisplatin-based chemotherapy. The study met outcomes for safety and 71 percent of patients had a confirmed objective response with 93 percent experiencing a reduction in tumor burden.

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Expanding Into Earlier Stages of Urothelial Cancer: Seattle Genetics and Astellas expanded the EV-103 trial beyond the metastatic disease setting to include patients with muscle invasive urothelial cancer who are ineligible for cisplatin-based chemotherapy. The additional cohorts will assess single-agent enfortumab vedotin as well as the combination of enfortumab vedotin and pembrolizumab in these patients.

Tucatinib

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Tucatinib HER2CLIMB Pivotal Trial Topline Results: The Company announced positive topline results from the HER2CLIMB pivotal trial comparing tucatinib in combination with trastuzumab and capecitabine to trastuzumab and capecitabine alone in patients with locally advanced unresectable or metastatic HER2-positive breast cancer. Patients had previously received trastuzumab, pertuzumab and ado-trastuzumab emtansine (T-DM1), and 47 percent of the patients enrolled in the trial had brain metastases at the time of enrollment. The trial met the primary endpoint of progression-free survival (PFS). The trial also met two key secondary endpoints at the prespecified interim analysis demonstrating improvement in overall survival and for patients with brain metastases at baseline, the tucatinib arm demonstrated superior PFS. The tucatinib regimen was generally well tolerated with a manageable safety profile. Additional results are scheduled to be presented on December 11 at the 2019 San Antonio Breast Cancer Symposium. The Company plans to submit a New Drug Application (NDA) to the FDA in the first quarter of 2020.

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Presented Initial Data from Phase 2 MOUNTAINEER Trial of Tucatinib in HER2-Positive Metastatic Colorectal Cancer at ESMO 2019 Congress: Results were presented from the single arm phase 2 clinical trial known as MOUNTAINEER that is evaluating tucatinib in combination with Herceptin® (trastuzumab) in patients with HER2-positive, RAS wild-type metastatic colorectal cancer after treatment with first- and second-line standard-of-care therapies. The regimen demonstrated a 52 percent objective response rate and was well tolerated.

Tisotumab Vedotin

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Tisotumab Vedotin innovaTV 204 Pivotal Trial Data Expected in 2020: Seattle Genetics and Genmab previously reported the completion of enrollment in the innovaTV 204 pivotal trial of tisotumab vedotin in patients with recurrent and/or metastatic cervical cancer who have relapsed or progressed after standard of care treatment. Topline data from the trial are expected in the first half of 2020.

Ladiratuzumab Vedotin

•	Initiated Phase 2 Multi-arm Basket Trial: Conducting a phase 2 trial evaluating ladiratuzumab vedotin as monotherapy in select solid tumors with high LIV-1 expression.

THIRD QUARTER AND NINE-MONTHS 2019 FINANCIAL RESULTS
Revenues: Total revenues in the third quarter and nine-month periods ended September 30, 2019 increased to $213.3 million and $626.9 million, respectively, compared to $169.4 million and $480.2 million for the same periods in 2018. Revenues are comprised of the following three components:

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Net Product Sales: ADCETRIS net sales for the U.S. and Canada in the third quarter were $167.6 million, a 32 percent increase over net sales of $127.0 million in the third quarter of 2018. Year-to-date ADCETRIS net sales for the U.S. and Canada were $461.6 million, a 34 percent increase over net sales of $344.8 million for the same period in 2018.

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Royalty Revenues: Royalty revenues in the third quarter were $27.3 million, compared to $22.7 million in the third quarter of 2018. Royalty revenues were $66.2 million for the year-to-date in 2019, compared to $58.9 million for the same period in 2018. Royalty revenues are primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda, which increased for the periods in 2019 compared to the same periods in 2018.

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Collaboration and License Agreement Revenues: Amounts earned under the Company’s ADCETRIS and ADC collaborations were $18.4 million in the third quarter of 2019, compared to $19.8 million for the same period in 2018. Year-to-date collaboration revenues were $99.1 million, a 30 percent increase over collaboration revenues of $76.5 million for the same period in 2018. Collaboration revenues include the earned portion of $42.5 million in milestones achieved year-to-date in 2019. These milestones were based on Takeda’s additional approvals of ADCETRIS in frontline HL and the FDA approval of Genentech’s Polivy™ (polatuzumab vedotin).

Research and Development (R&D) Expenses: R&D expenses in the third quarter were $196.1 million, compared to $140.2 million in the third quarter of 2018. R&D expenses were $518.3 million for the year-to-date in 2019, compared to $415.5 million for the same period in 2018. The increases reflect additional investment in the Company’s late-stage pipeline, including tucatinib, enfortumab vedotin and tisotumab vedotin, as well as an upfront payment to acquire the rights to a preclinical asset in the third quarter of 2019.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses in the third quarter were $96.1 million, compared to $57.2 million in the third quarter of 2018. SG&A expenses were $258.7 million for the year-to-date in 2019, compared to $181.6 million for the same period in 2018. The increases were primarily attributed to costs to support commercialization efforts related to frontline ADCETRIS indications, launch preparation activities for enfortumab vedotin and the Company's other late-stage programs as well as higher infrastructure costs to support the Company's continued growth.
Non-cash, share-based compensation cost for the first nine months of 2019 was $79.7 million, compared to $53.2 million for the same period in 2018.

Net Loss
Net loss for the third quarter of 2019 was $91.9 million, or $0.55 per diluted share, compared to net loss of $67.4 million, or $0.42 per diluted share, for the third quarter of 2018. Net loss in the third quarter of 2019 included a net investment loss of $2.1 million primarily associated with Seattle Genetics’ common stock holdings, which are marked-to-market, compared to a net investment loss of $21.9 million in the third quarter of 2018. For the nine months ended September 30, 2019, net loss was $184.5 million, or $1.13 per share, compared to a net loss of $102.9 million, or $0.66 per share, for the nine months ended September 30, 2018. Net loss for the nine months ended September 30, 2018 included an investment gain of $66.8 million.

Cash and Investments
As of September 30, 2019, cash and investments were $870.3 million, which included net proceeds of approximately $549 million from the Company's common stock offering in July 2019. In addition, the Company held stock investments valued at $103.6 million.

2019 FINANCIAL OUTLOOK
The Company’s updated financial guidance is detailed below, including updates to its expectations for royalty revenues as well as narrowing its expectations for ADCETRIS net product sales. The Company also updated its R&D expense guidance, primarily due to the acquisition of a preclinical asset in the third quarter and development activities for enfortumab vedotin and tucatinib. Finally, following the positive HER2CLIMB pivotal trial results for tucatinib, the Company expects to initiate launch preparation activities and is updating its guidance for SG&A expenses.

	Current	Previous
Revenues
ADCETRIS net product sales	$625 million to $640 million	$610 million to $640 million
Collaboration and license agreement revenues	$110 million to $125 million	Unchanged
Royalty revenues	$90 million to $95 million	$85 million to $90 million
Operating expenses and other costs
R&D expenses	$690 million to $715 million	$650 million to $700 million
SG&A expenses	$355 million to $370 million	$335 million to $360 million
Cost of sales	5 percent to 6 percent	Unchanged
Cost of royalty revenues	Low single-digit percent on ex-US sales	Unchanged
Non-cash costs (primarily attributable to share based compensation)	$135 million to $145 million	Unchanged

Conference Call Details
Seattle Genetics’ management will host a conference call and webcast with supporting slides to discuss its third quarter 2019 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event and supporting slides will be simultaneously webcast and available for replay from the Seattle Genetics website at www.seattlegenetics.com, under the Investors section. Investors may also participate in the conference call by calling 800-353-6461 (domestic) or 334-323-0501 (international). The conference ID is 9057897. A replay of the audio only will be available by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 9057897. The telephone replay will be available until 5:00 p.m. PT on November 1, 2019.

About Seattle Genetics
Seattle Genetics, Inc. is an emerging multi-product, global biotechnology company that develops and commercializes transformative therapies targeting cancer to make a meaningful difference in people’s lives. ADCETRIS® (brentuximab vedotin) utilizes the Company’s industry-leading antibody-drug conjugate (ADC) technology and is currently approved for the treatment of multiple CD30-expressing lymphomas. Beyond ADCETRIS, the Company has established a pipeline of novel targeted therapies at various stages of clinical testing, including three in ongoing pivotal trials for solid tumors. Enfortumab vedotin for metastatic urothelial cancer, that is currently being reviewed for approval by the FDA, and tisotumab vedotin for metastatic cervical cancer utilize our proprietary ADC technology. Tucatinib, a small molecule tyrosine kinase inhibitor, is in clinical trials for HER2-positive metastatic breast cancer and metastatic colorectal cancer. In addition, we are leveraging our expertise in empowered antibodies to build a portfolio of proprietary immuno-oncology agents in clinical trials targeting hematologic malignancies and solid tumors. The Company is headquartered in Bothell, Washington, and has a European office in Switzerland. For more information on our robust pipeline, visit www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2019 outlook, including anticipated 2019 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2019 and in future periods including the potential approval by the FDA of the BLA for enfortumab vedotin to treat patients with locally advanced or metastatic urothelial cancer who have received a PD-1/L1 inhibitor and who have received a platinum-containing chemotherapy in the neoadjuvant/adjuvant, locally advanced or metastatic setting; the Company’s plan to submit an NDA for tucatinib to the FDA in the first quarter of 2020 and to potentially submit global regulatory authorization applications relating to tucatinib; the anticipated reporting of topline data for tisotumab vedotin for the innovaTV 204 trial in the first half of 2020; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, enfortumab vedotin, tucatinib, and tisotumab vedotin and the Company’s other product candidates and those of its licensees and collaborators; the Company’s aspiration to become a multi-product oncology Company; as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that the Company’s ADCETRIS net sales, revenues, expenses, costs, and other financial guidance may not be as expected, as well as risks and uncertainties associated with maintaining or increasing sales of ADCETRIS due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians or other factors. The Company may also be delayed or unsuccessful in its planned clinical trial initiations, the enrollment in and conduct of its clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory discussions or actions and the inherent uncertainty associated with the regulatory approval process. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CONTACTS:

Investors:	Media:
Peggy Pinkston	Monique Greer
425-527-4160	425-527-4641
ppinkston@seagen.com	mgreer@seagen.com

Seattle Genetics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Net product sales	$167,582	$126,976	$461,563	$344,776
Collaboration and license agreement revenues	18,420	19,786	99,128	76,524
Royalty revenues	27,261	22,662	66,218	58,887
Total revenues	213,263	169,424	626,909	480,187
Costs and expenses:
Cost of sales	8,723	12,348	25,243	35,863
Cost of royalty revenues	2,104	5,320	6,781	16,845
Research and development	196,119	140,175	518,313	415,537
Selling, general and administrative	96,101	57,155	258,703	181,629
Total costs and expenses	303,047	214,998	809,040	649,874
Loss from operations	(89,784)	(45,574)	(182,131)	(169,687)
Investment and other income (loss), net	(2,129)	(21,872)	(2,349)	66,799
Net loss	$(91,913)	$(67,446)	$(184,480)	$(102,888)
Net loss per share - basic and diluted	$(0.55)	$(0.42)	$(1.13)	$(0.66)
Shares used in computation of per share amounts - basic and diluted	168,109	159,304	163,428	156,799

Seattle Genetics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2019	December 31, 2018
Assets
Cash, cash equivalents and investments	$870,313	$459,866
Other assets	1,227,224	1,043,463
Total assets	$2,097,537	$1,503,329
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$239,183	$191,472
Deferred revenue and long-term liabilities	78,753	37,914
Stockholders’ equity	1,779,601	1,273,943
Total liabilities and stockholders’ equity	$2,097,537	$1,503,329